Exhibit 99.1

Cano Health Announces Repricing of Term Loan

Company completes opportunistic repricing

MIAMI, FL., Jan. 14, 2022— Cano Health, Inc. (NYSE: CANO) announced today that its wholly-owned subsidiary, Cano Health, LLC (“Cano Health”), completed a repricing of its approximately $644.4 million senior secured Term Loan B maturing November 23, 2027 (the “Term Loan”).

The Term Loan will bear interest using a forward looking-term rate based on the secured overnight financing rate (“Term SOFR”), replacing LIBOR as the reference rate. Based on current Term SOFR rates, the overall pricing of the Term Loan was reduced by 0.75% to the sum of (i) Term SOFR plus a credit spread adjustment (“CSA”) and (ii) 4.00%, with a Term SOFR plus CSA floor of 0.50%. Previously, the Term Loan was priced at LIBOR plus 4.50% with a LIBOR floor of 0.75%.

About Cano Health

Cano Health operates value-based primary care medical centers and supports affiliated medical practices that specialize in primary care for seniors in Florida, Texas, Nevada, New York, New Jersey, New Mexico, California, Illinois, and Puerto Rico, with additional markets in development. As part of its care coordination strategy, Cano Health provides sophisticated, high-touch population health management programs including telehealth, prescription home delivery, wellness programs, transition of care, and high-risk and complex care management.

Cano Health’s personalized patient care and proactive approach to wellness and preventive care sets it apart from competitors. Cano Health has consistently improved clinical outcomes while reducing costs, affording patients the opportunity to lead longer and healthier lives. Cano Health serves a predominantly minority population (80% of its patients are Latino or African American) and low-income population (50% of its members are dual eligible for Medicare and Medicaid). For more information visit www.canohealth.com or www.canohealth.com/investors/.

Investor Relations Contacts:

Alan Oshiki or Sydney Isaacs

Abernathy MacGregor

(212) 371-5999 / (713) 817-9346

aho@abmac.com / sri@abmac.com

Media Relations Contact:

Patricia Graue

Brunswick Group

(212) 333-3810

canohealth@brunswickgroup.com